UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2011 (January 12, 2011)

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

___________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2011, the Boards of Directors of each of Puget Energy, Inc. ("Puget Energy") and Puget Sound Energy, Inc. ("PSE" and together with Puget Energy, the "Companies") appointed Kimberly J. Harris, the current President of the Companies, as Chief Executive Officer ("CEO") to be effective March 1, 2011 upon the previously announced retirement of Mr. Stephen P. Reynolds as CEO and a director of the Companies.  At that time, Kimberly Harris will be President and CEO for each of the Companies.  Concurrently with her appointment, Ms. Harris was also appointed and elected to the Puget Energy and PSE Boards of Directors, to be effective upon the commencement of her service as CEO of the Companies, and will serve on the Asset Management Committee of PSE.

Prior to her appointment as President in July 2010, Ms. Harris, 46, served as Executive Vice President and Chief Resource Officer of PSE since May 2007.  Prior to that, she served as Senior Vice President Regulatory Policy and Energy Efficiency of PSE from 2005 to 2007, as Vice President Regulatory and Government Affairs of PSE from 2003 to 2005 and as Vice President Regulatory Affairs of PSE from 2002 to 2003.

Ms. Harris' husband, Kyle Branum, has been a principal at the law firm Riddell Williams P.S. since 2008.  Riddell Williams or its predecessor firms have been one of PSE's primary law firms for nearly 40 years.  In 2010, Riddell Williams was paid $1.41 million for legal services provided to PSE.  Mr. Branum is among the lawyers at Riddell Williams who provide legal services to PSE.  This work was performed under the direct supervision of the office of the general counsel and the compensation arrangements were comparable to other legal firms providing legal services to PSE.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

By: /s/ Steven R. Secrist
Dated: January 18, 2011	Steven R. Secrist Vice President, General Counsel, Chief Ethics and Compliance Officer